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                                                                    EXHIBIT 99.1

DELPHI INTERNATIONAL LTD.
PRESS RELEASE

FOR IMMEDIATE RELEASE
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CONTACT:  COLIN O'CONNOR
           441-295-4142

     Delphi International Ltd. Plans to Settle Liabilities; Cease Operations

Hamilton, Bermuda - September 14, 2001 - Delphi International Ltd. (Nasdaq:
DLTDF) announced today that it has reached an agreement with its primary reinsureds, creditors and preferred securityholders pursuant to which it will settle substantially all of its reinsurance obligations, as well as its obligations under its debt securities and preferred shares. In furtherance of this agreement, the Company's subsidiary, Oracle Reinsurance Company Ltd., will cease operations and commute all of its reinsurance agreements currently in effect. Upon completion of these commutations and settlement of its remaining liabilities, the Company and its subsidiaries intend, subject to receipt of shareholder approvals, to commence winding up and liquidation proceedings. Under the terms of the agreement reached by the Company, which is subject to certain regulatory approvals, the Company's common shareholders will receive a liquidating distribution in the amount of $3.00 per share. Subject to timely receipt of shareholder and regulatory approvals, the Company believes that the liquidation process will be completed in the first quarter of 2002.

Colin O'Connor, President and Chief Executive Officer, commented: "Our ability to create value for our shareholders depends on the availability of letters of credit on commercially viable terms, superior investment returns and an attractive niche reinsurance market environment. While our investment returns have been acceptable, attractive specialty reinsurance business has not been available due to difficult conditions in the market and our small capital base. Perhaps most important, letters of credit supporting existing reinsurance are expiring early next year and cannot be renewed or replaced. In light of these limits on our growth prospects, the Board believes the best course is for the Company to wind up its activities, settle its existing liabilities and distribute the remainder to shareholders. We believe that, subject to receipt of the necessary approvals, $3.00 per share of liquidation proceeds should be distributed to common shareholders in next year's first quarter."

Delphi International Ltd. is the parent of Oracle Reinsurance Company Ltd., a Bermuda-based specialty reinsurer.

In connection with and because it desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi International Ltd. cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future developments. These forward-looking statements are identified by the use of the terms "intend" and "believes." Forward-looking statements are necessarily based upon assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company's control and many of which are subject to change, including but not limited to the ability of the Company to secure the requisite approvals and take other necessary actions so as to complete its winding up and liquidation in a timely manner. These uncertainties could cause actual results to differ materially from these forward-looking statements. Delphi International Ltd. disclaims any obligation to update forward-looking information.

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